Exhibit 99.1

Dear Fellow Stockholders:

As you probably know, we recently announced the completion of fill and finish operations for our first commercial-size lot of Ampligen at our Contract Manufacturing Organization (“CMO”). More than 8,500 vials now await routine release testing before heading to the shipping dock in the next few weeks. An additional similar size lot is scheduled for fill and finish at our CMO this month for release in July.

This is an important milestone for Hemispherx. We can now not only fill pending orders, but also proceed with important new clinical studies designed to take Ampligen — a potent TLR-3 agonist amplifying the immune response — forward as a next generation candidate in the fast-growing field of immuno-oncology.

Roughly one-fourth of the recently completed Ampligen production (2,100 vials) will be shipped for its Early Access Programs. A portion is also allocated to initiate our commercial launch in Argentina. Part is earmarked for compassionate use in ME/CFS patients in the United States. Finally, the balance is allocated for what we expect to be a significant increase in U.S. clinical trial activity, testing Ampligen’s performance as a single agent and in combination immunotherapy for a variety of cancers.

In case you missed the news release we issued on April 2, 2018 about our 2017 full year results, let me summarize the highlights:

Operationally, it was a banner year. We supplied Ampligen for the European Early Access Program in pancreatic cancer; the FDA approved a price increase for cost-recovery in the United States; we commenced the safety analysis of Ampligen in combination with FluMist; we completed the flood-damage renovations to our cGMP manufacturing facility; we collaborated with Millions Missing Canada to potentially make Ampligen available to Canadians with ME/CFS; we continued to work with the FDA to identify a path toward approval for Ampligen for ME/CFS; and we initiated plans for advanced clinical trials of Ampligen as a single agent and combination cancer therapy.

Since the beginning of January 2018 we have added to cash by booking $10 million from Ampligen sales, the sale/leaseback of our manufacturing facility, the sale of non-strategic real estate, the exercise of warrants and the sale of common stock. Monies recently raised are important to enhance our increased Ampligen production capacity and to fulfill our ever increasing commercial and clinical needs.

Evidence is increasing about the role of checkpoint drugs in transforming the standard of care in many cancers beyond chemotherapy alone. In the April 16, 2018 edition of The New York Times, Dr. Roy Herbst, chief of Medical Oncology at the Yale Cancer Center, is quoted saying, “If you want to see long-term survival, you’ve got to give immunotherapy as soon as possible. Chemotherapy has limitations. Immunotherapy has the ability to cure.”

Now attention is turning to ways of enhancing the performance of current immunotherapeutic drugs, especially with TLR agonists, which are potent stimulators of the immune system. Evidence continues to build about their performance in cancer settings, particularly in combination with checkpoint drugs. Ampligen’s safety profile may provide an important advantage over other TLR agonists, especially with the more than 93,000 systemic doses administered intravenously showing that Ampligen is generally well-tolerated.

Our Goals For 2018

We expect to advance Ampligen through the clinic as a differentiated immuno-oncology agent, building on a strong safety profile and encouraging outcomes in Phase 1/2 studies. We anticipate publications and presentations on the findings of independent studies of Ampligen as a single agent and combination therapy in a variety of difficult cancers. Top-line results from non-clinical combination studies have supported Ampligen’s potential role in strengthening the cancer-killing capabilities of checkpoint inhibitors like Keytruda and Opdivo, two of the leading checkpoint drugs. Advanced studies combining Ampligen with checkpoint drugs are being planned. We believe Ampligen will be an important player in this immuno-oncology revolution.

Conclusion

We are proud of all that we have accomplished in 2017 and 2018 to date to move Ampligen toward commercialization. Importantly, with growing evidence about the potential role of checkpoint drugs in transforming the standard of care in many cancers beyond chemotherapy alone, we believe Ampligen can become an important asset to improve the prognosis and treatment of multitudes of patients in a variety of ways across the globe. The goals that we have set for ourselves in 2018 will help us to facilitate this aspiration for Ampligen.

Sincerely,

/s/ Thomas K. Equels

Chief Executive Officer